Exhibit 23.3

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Applied DNA Sciences, Inc. (the “Company”) on Form S-3 of our report dated May 1, 2014, except for paragraph 3 to Note B, as to which the date is October 29, 2014, relating to the consolidated financial statements of the Company as of September 30, 2013 and for each of the two years in the period ended September 30, 2013 as included in the Company’s September 30, 2014 Annual Report on Form 10-K, filed with the Securities and Exchange Commission. We also consent to the reference to our firm under the caption “Experts” in such Prospectus.

/s/ RBSM LLP

New York, New York

November 20, 2015